SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2008 (January 30, 2008)

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Addresses of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

914-273-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 30, 2008, John Rolls, a member of the Board of Directors, purchased 1,600 shares of MBIA Inc. (the “Company”) common stock from the Company for an aggregate purchase price of $66,493.60. The closing price of the stock on January 29 was $15.98. Accordingly, the aggregate purchase price exceeded the fair market value of the Company’s stock on such date by over $40,000. The sale to Mr. Rolls was approved by the Board of Directors on January 18, 2008 and is evidenced pursuant to a stock purchase agreement which is attached hereto as Exhibit 10.1.

As a result of certain margin calls, an aggregate of 2,075 shares of the Company’s common stock was sold for Mr. Rolls’ account, without his knowledge and consent, over the period from October 31, 2007 through November 5, 2007, at prices ranging from approximately $33.34 to $44.17 per share. Mr. Rolls mistakenly understood that there had been only one sale of 475 shares, at $33.3401 per share, and he repurchased in the market 500 shares at a per share price of $34.868 per share to replace the sold shares. However, because there were other sales at a higher per share sales price that were unknown to Mr. Rolls at the time of this purchase, Mr. Rolls realized a “short-swing profit” within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, of $4,642.20. However, since the aggregate purchase price paid by Mr. Rolls exceeded the market value of the shares purchased by over $40,000, the Board accepted the purchase transaction as satisfying Mr. Rolls’ obligation to disgorge this profit.

The Board approved the purchase by Mr. Rolls from the Company of a like number of shares as those sold as a result of the margin calls, at the same sale prices per share, except with respect to the sale of the 475 shares on November 5, which was addressed by the market purchase of the 500 shares described above. Because the Board approved these purchases from the Company, they are exempt transactions for purposes of Section 16(b).

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

10.1	Stock Purchase Agreement, dated January 30, 2008, between John Rolls and MBIA Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

By:	/s/ Ram D. Wertheim
Ram D. Wertheim
General Counsel

Date: February 1, 2008

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

Dated January 30, 2008

Exhibit 10.1	Stock Purchase Agreement, dated January 30, 2008, between John Rolls and MBIA Inc.